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                                                                    EXHIBIT 10.8

                              CONSULTING AGREEMENT
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     This is an agreement under which ____________________ (hereinafter
"Consultant") will provide certain services to Charles River Associates Incorporated, or its successors (hereinafter "CRA" or "the Company"), and CRA will compensate Consultant for these services. This agreement will be effective as of December 1, 1997 and will continue in effect through December 1, 2000. This agreement will automatically renew for successive three-year terms unless either party provides the other party notice no later than six months before the end of the contract term of his intent to renegotiate or terminate the contract.

     Nothing in this agreement will prevent Consultant from pursuing Consultant's full academic, teaching, research and other responsibilities, from taking on consulting assignments for which Consultant does not require support and are not in conflict with CRA, or from billing clients directly for Consultant's consulting services. It is understood and agreed that Consultant's relationship to CRA is that of an independent contractor and neither this agreement nor the services to be rendered hereunder shall create any employer-employee relationship between the parties. Each party agrees to keep the other informed of business or consulting opportunities within the professional purview of the other, and Consultant agrees not to take on consulting assignments which, in the reasonable opinion of CRA management, would create a conflict or the appearance of conflict for CRA.

     During the term of this agreement, Consultant agrees to be affiliated exclusively with CRA with respect to commercial consulting activities requiring support, to look to CRA exclusively with respect to such support, and to represent himself as being affiliated exclusively with CRA with respect to such activities. Consultant authorizes CRA to use his name as being exclusively affiliated with it, and Consultant will not permit his name to be used by consulting


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firms (other than Consultant) as being affiliated with them in any way. CRA will undertake to provide Consultant with a high level of professional support on any consulting assignments in which CRA is involved. Consultant will refer consulting opportunities in which he cannot be involved personally to CRA, and will assist CRA in its business development and client relations activities.

     In addition to the business development and client referral services described above, Consultant agrees to advise CRA management in defining and developing its consulting practice and other businesses and in assisting in a broad range of activities, including, but not limited to, strategy development, staff recruiting, training and development. To compensate Consultant for these activities, the Company will pay Consultant a bonus. The total bonus will include, and may exceed, a minimum amount based on net collected CRA revenue
(NCCR) with respect to CRA work sourced by Consultant. Net collected CRA revenue means amounts billed by and collected by CRA, excluding amounts billed by Consultant or other consultants and reimbursable expenses. Reimbursable expenses are defined to include travel, library, data and computer charges, telephone calls and faxes, postage and courier services, and other miscellaneous out of pocket expenses.

     The minimum amount for CRA revenue sourced primarily by Consultant will be ____ percent of NCCR. In the case of work sourced jointly by Consultant and CRA and/or other exclusive CRA consultants, the minimum amount will be reduced proportionately according to the relative contributions of Consultant, CRA, and the other consultants. Decisions for specific projects with respect to relative contributions to sourcing of Consultant, CRA, and other consultants will be made by the Company after discussion between the Company's chief executive officer
(CEO) and Consultant; such determinations will be made in accordance with prior practices for determining bonus awards for Consultant.


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     Bonus payments will be made quarterly, based on collected billings. In cases where not all the billings accrued on a project are collected, or in which the work is performed at rates below CRA's current standard commercial billing rates, CRA and Consultant will jointly determine, in good faith, whether an adjustment in Consultant's minimum amount is appropriate. No bonus will be payable on work performed, directly or indirectly, for government entities, or where such bonus awards would be in violation of applicable law or regulations.

     In the event of the termination of this contract or death or disability of Consultant, bonus payments due on projects in process will continue and will be paid to Consultant or Consultant's estate and CRA will continue to provide project support.

     The parties intend to treat each other fairly in the interpretation of this Agreement. However, if CRA and Consultant cannot reach agreement about amounts due under this agreement or about any other of its terms, both parties agree to use mediation and, if necessary, binding arbitration as a means of resolving such disputes. If any provision of this agreement is unenforceable, the other provisions of this agreement will remain in force. Any waiver given by either party on any one occasion will be effective only in that instance and will not be interpreted as a waiver of that portion of the agreement on any other occasion.

     This agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this agreement. This agreement may be amended or modified only by a written instrument executed by both parties. This agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation or partnership with which or into which CRA may be merged or which may succeed to its assets or business, provided,


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however, that the obligations of Consultant hereunder are personal and shall not be assigned by him or it. This agreement will be interpreted in accordance with the laws of the Commonwealth of Massachusetts.


CHARLES RIVER ASSOCIATES INCORPORATED

By: